Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-111761 and 333-115022 on Form S-8 of Frederick County Bancorp, Inc. of our report, dated January 13, 2006, relating to our audit of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Frederick County Bancorp, Inc. for the year ended December 31, 2005.

/s/ McGladrey & Pullen, LLP

Frederick, Maryland
February 24, 2006